The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 09, 2025

Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 20 - Dated Monday, June 9, 2025 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated November 1, 2024)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743LAV5	[ ]	100.000%	3.150%	[ ]	Fixed	5.750%	Semi- Annual	06/15/2055	12/15/2025	$27.95	Yes	Subordinated Notes

Redemption Information:
Callable at the Issuer’s option, in whole or from time to time in part, on any day on or after 06/15/2030 (the “Par Call Period”) at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date

	Offering Date: Monday, June 9, 2025 through Monday, June 16, 2025	National Rural Utilities Cooperative Finance Corp
National Rural Utilities Cooperative Finance Corp	Trade Date: Monday, June 16, 2025 @12:00 PM ET	Subordinated Notes (Subordinated Deferrable Interest Notes)
Settle Date: Friday, June 20, 2025
	Minimum Denomination/Increments:$1,000.00/$1,000.00	Prospectus dated October 24, 2023 and
	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated: November 1, 2024
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Wells Fargo Clearing Services, LLC

Trustee: U.S. Bank Trust Company, National Association